Mac McMillan Appointed CEO of CynergisTek

McMillan to Drive Growth in Security and Security Remediation Services for the Healthcare Industry

Austin, TX, October 4, 2017 - CynergisTek, Inc. (NYSE AMERICAN:CTEK), a leader in healthcare cybersecurity and information management, today announced that its Board of Directors has appointed Mac McMillan as CEO, effective immediately. McMillan has served as the Company’s President and Chief Strategy Officer and on the Company’s Board of Directors since January 2017 and will continue to serve in this capacity. In conjunction with this appointment, Joe Flynn resigned as CEO effective October 2, 2017. He will step down from the Board of Directors and has decided to pursue an opportunity as CEO of a privately held business. Flynn will be working with McMillan and the leadership team on this transition until October 31, 2017.

“Joe has done an exceptional job positioning this company for long term success and we are deeply grateful for his contribution,” said J.D. Abouchar, Chairman of the Board. “With Joe’s departure and the Company’s strategic shift towards healthcare security in the last few years, appointing a CEO with extensive industry expertise was a logical step. We were fortunate to have someone of Mac’s stature ready to step in and guide CynergisTek, bringing all the tools necessary to successfully execute on our business objectives going forward and I am excited to welcome him in this new capacity.”

McMillan brings nearly 40 years of combined government and private sector executive experience in cybersecurity and has worked in the healthcare industry since his retirement from the federal government in 2000. He is one of the Co-Founders of CynergisTek and served as its CEO until acquisition by Auxilio, Inc, where he has since served as the new company’s President and Chief Strategy Officer.

McMillan is a thought leader in compliance, security, and privacy issues in healthcare. In 2016, he was recognized by Health Data Management  as one of the Top 50 influencers in health IT. He was recognized in Becker’s Hospital Review’s lists of influential healthcare IT leaders by both its writers and readers in 2015, and was named one of the top 10 health information security influencers of 2013 by HealthInfoSecurity. He currently sits on the advisory boards for CHIME’s Association of Executives in Healthcare Information Security, HCPros Editorial Advisory Board, and HealthInfoSecurity’s Editorial Advisory Board. He is a HIMSS Fellow.

“I look forward to even more success with CynergisTek as we continue to focus on executing our plan to grow our capabilities and market reach,” said McMillan. “CynergisTek has an impressive team of senior leaders and dedicated employees who want to deliver the performance that our customers, partners, and shareholders expect. We will continue to focus on company growth, capitalizing on cross selling initiatives and expansion of our services and I intend to keep our team highly focused on realizing this potential."

McMillan served as the Senior Security Official for two separate Defense Agencies, and sat on numerous interagency intelligence and security countermeasures committees while serving in the U.S. government. He holds a Master of Arts degree in National Security and Strategic Studies from the U.S. Naval War College and a Bachelor of Science degree in Education from Texas A&M University. He is a graduate of the Senior Officials in National Security program at the JF Kennedy School of Government at Harvard University and a 1993/4 Excellence in Government Fellow.

Flynn added, “It is with great pride that I pass the torch to Mac McMillan as he leads this company in the next chapter of its corporate evolution and I move on to a new opportunity. We have built an exceptional organization, one that will increasingly focus on security going forward. Mac is well qualified to take this company to the next level and I envision nothing but success for him and the CynergisTek team going forward.”

About CynergisTek Inc.

CynergisTek is a top-ranked cybersecurity and information management consulting firm dedicated to serving the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, compliance, and document output management goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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